Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone (423) 238-4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-8464

FTI Consulting, Inc.
Mike Gaudreau millerind@fticonsulting.com

MILLER INDUSTRIES REPORTS 2025 THIRD QUARTER RESULTS

CHATTANOOGA, Tennessee, November 5, 2025/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (“Miller Industries” or the “Company”) today announced financial results for the third quarter ended September 30, 2025.

For the third quarter of 2025, net sales were $178.7 million, a decrease of 43.1%, compared to $314.3 million for the third quarter of 2024. Similar to the previous quarter, the decrease was driven primarily by a decline in chassis shipments, which were elevated in the prior year period as original equipment manufacturers (“OEMs”) recovered from supply chain disruptions.

Gross profit for the third quarter of 2025 was $25.3 million, or 14.2% of net sales, compared to $42.0 million, or 13.4% of net sales, for the third quarter of 2024. The year-over-year increase in gross margin percentage was driven largely by product mix, which shifted from a higher percentage of chassis in the prior year period, to a higher percentage of units in the current quarter.

For the third quarter of 2025, selling, general and administrative expenses were $21.2 million, or 11.9% of net sales, compared to $22.3 million, or 7.1% of net sales, in the prior year period. The year-over-year decrease was driven primarily by cost savings initiatives and lower executive compensation expenses. This was partially offset by one-time costs related to an enhanced retirement program the Company offered to all U.S. employees aged 65 and above during the third quarter of 2025. The Company recognized a $0.9 million expense in the third quarter of 2025 related to the retirement program. The total net financial impact of the program was $2.7 million, the remainder of which the Company expects to recognize in the fourth quarter of 2025.

Net income in the third quarter of 2025 was $3.1 million, or $0.27 per diluted share, decreases of 80.0% compared to net income of $15.4 million, or $1.33 per diluted share, in the prior year period.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.20 per share, payable December 9, 2025, to shareholders of record at the close of business on December 2, 2025, the sixtieth consecutive quarter that the Company has paid a dividend.

- MORE -

MILLER INDUSTRIES REPORTS 2025 THIRD QUARTER RESULTS	PAGE 2

“Third-quarter revenue was in-line with our expectations, as industry-wide demand headwinds continued to weigh on results,” said William G. Miller II, Chief Executive Officer of the Company. “We took decisive action in the third quarter to support our bottom line, including strategically decreasing production to reduce field inventory, right-sizing our costs for the current environment, and securing our supply chain to mitigate the long-term impacts of tariffs. This included the incredibly difficult decision we made to implement a reduction in workforce, which was announced in August as part of our comprehensive cost reduction plan. With the proactive steps we are taking, we are confident that we will be well positioned to capitalize on opportunities as the market environment improves.”

Mr. Miller II, concluded, “We are focused on the aspects of our business that we can control and will continue to prioritize disciplined and balanced capital allocation as our cash conversion improves. We executed approximately $1.2 million in share repurchases, which, when combined with our dividend, resulted in approximately $3.5 million returned to shareholders during the quarter. In addition, we also reduced our debt balance by $10 million during the quarter, and an additional $10 million in October. With strong interest in the global military market, field inventory that is returning toward more normalized levels, and an improved cost-structure, we continue to believe we will enter 2026 from a position of strength.”

2025 Guidance

The Company is re-affirming its previously issued revenue guidance of $750 to $800 million for the 2025 fiscal year.

The statements in the 2025 guidance provided above are forward looking. Actual results may differ materially. See our cautionary note regarding “forward-looking statements” below.

The Company will host a conference call, which will be simultaneously broadcast live over the Internet. The call is scheduled for tomorrow, November 6, 2025, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through the following link:

https://app.webinar.net/qb6LAMVzyxX

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through Thursday, November 13, 2025. The replay number is 1-844-512-2921, Passcode 1178343

About Miller Industries, Inc.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

- MORE –

MILLER INDUSTRIES REPORTS 2025 THIRD QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may”, “will”, “should”, “could”, “continue”, “future”, “potential”, “believe”, “project”, “plan”, “intend”, “seek”, “estimate”, “predict”, “expect”, “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology and include, without limitation, any statements relating our 2025 guidance (including under the heading “2025 Guidance”), our ability to effectively monitor and adjust production levels to meet current demand and accelerate the reduction of channel inventory, the success of steps we may take to improve our costs, our ability to secure our supply chain to mitigate the long-term risks of tariffs, the growth and effect of the drivers of our long-term business performance, the potential improvement of our market environment and recovery of the commercial market, our future production capacity expansion plans, our priorities for the remainder of 2025 relating to operational efficiency and capital allocation, and any potential upside from pending military contracts and their potential effect on revenue and earnings growth. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: our dependence upon outside suppliers for component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products leaves us subject to changes in price and availability, the cadence and quantity of deliveries from our suppliers, and delays in receiving supplies of such materials, component parts or chassis; our customers’ and towing operators’ access to capital and credit to fund purchases; the implementation of new or increased tariffs and any resulting trade wars and any resulting macroeconomic uncertainty; the rising costs of equipment ownership, including continuing increases in insurance premiums and elevated interest rates that have added cost pressures to our end users, and fluctuations in the value of used trucks; macroeconomic trends, availability of financing, and changing interest rates; our customers’ ability to fund purchases of our products increases in the cost of skilled labor; the cyclical nature of our industry and changes in consumer confidence and in economic conditions in general; special risks from our sales to U.S. and other governmental entities through prime contractors; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulations, including environmental and health and safety regulations; failure to comply with domestic and foreign anti-corruption laws; competition in our industry and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; and those other risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

- MORE -

MILLER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30			September 30
			%			%
	2025	2024	Change	2025	2024	Change
NET SALES	$178,670	$314,271	(43.1)%	$618,353	$1,035,593	(40.3)%

COSTS OF OPERATIONS	153,338	272,245	(43.7)%	524,491	898,246	(41.6)%

GROSS PROFIT	25,332	42,026	(39.7)%	93,862	137,347	(31.7)%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	21,247	22,326	(4.8)%	67,912	66,642	1.9%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	93	251	(63.0)%	482	3,544	(86.4)%

Other (Income) Expense, Net	(312)	(321)	2.7%	(994)	(341)	(191.5)%

Total Expense, Net	21,028	22,256	(5.5)%	67,400	69,845	(3.5)%

INCOME BEFORE INCOME TAXES	4,304	19,770	(78.2)%	26,462	67,502	(60.8)%

INCOME TAX PROVISION	1,222	4,345	(71.9)%	6,857	14,540	(52.8)%

NET INCOME	$3,082	$15,425	(80.0)%	$19,605	$52,962	(63.0)%

BASIC INCOME PER SHARE OF COMMON STOCK	$0.27	$1.35	(80.1)%	$1.71	$4.62	(62.9)%

DILUTED INCOME PER SHARE OF COMMON STOCK	$0.27	$1.33	(80.0)%	$1.68	$4.57	(63.1)%

CASH DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.20	$0.19	5.3%	$0.60	$0.57	5.3%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,446	11,447	0.0%	11,451	11,453	0.0%
Diluted	11,595	11,596	0.0%	11,640	11,593	0.4%

- MORE -

MILLER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,
	2025	December 31,
	(Unaudited)	2024
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$38,401	$24,337
Accounts receivable, net of allowance for credit losses of $2,018 and $1,850 as of September 30, 2025 and December 31, 2024, respectively	232,617	313,413
Inventories, net	180,715	186,169
Prepaid expenses	17,733	5,847
Total current assets	469,466	529,766
NON-CURRENT ASSETS:
Property, plant and equipment, net	113,516	115,979
Right-of-use assets - operating leases	363	545
Goodwill	19,998	19,998
Other assets	1,000	727
TOTAL ASSETS	$604,343	$667,015

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$82,238	$145,853
Accrued liabilities	52,110	50,620
Income taxes payable	1,186	1,082
Current portion of operating lease obligation	242	318
Total current liabilities	135,776	197,873
NON-CURRENT LIABILITIES:
Long-term obligations	45,000	65,000
Non-current portion of operating lease obligation	121	227
Deferred income tax liabilities	2,791	2,885
Total liabilities	183,688	265,985

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.01 par value per share:
Authorized – 5,000,000 shares, Issued – none	—	—
Common stock, $0.01 par value per share:
Authorized – 100,000,000 shares, Issued – 11,431,416 and 11,439,292 shares as of September 30, 2025 and December 31, 2024, respectively	114	114
Additional paid-in capital	154,143	153,704
Retained earnings	267,675	254,938
Accumulated other comprehensive loss	(1,277)	(7,726)
Total shareholders’ equity	420,655	401,030
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$604,343	$667,015